Exhibit 99.1

For Immediate Release

November 5, 2012

Approach Resources Inc.

Reports Third Quarter 2012 Results

Fort Worth, Texas, November 5, 2012 – Approach Resources Inc. (NASDAQ: AREX) today reported results for third quarter 2012. Highlights for third quarter 2012 include:

•	Production of 747 MBoe (8.1 MBoe/d), an increase of 22% over third quarter 2011

•	Oil production of 250 MBbls, an increase of 113% over third quarter 2011

•	Revenues of $33 million, an increase of 18% over third quarter 2011

•	Net loss of $2.4 million, or $0.07 per share

•	Adjusted net income (non-GAAP) of $0.4 million, or $0.01 per share

•	EBITDAX (non-GAAP) of $21.5 million, or $0.63 per share

Third quarter 2012 production totaled 747 MBoe (8.1 MBoe/d), compared to 612 MBoe (6.7 MBoe/d) produced in third quarter 2011, a 22% increase. Third quarter 2012 production also increased 7% over second quarter 2012 production of 702 MBoe (7.7 MBoe/d). Oil production for third quarter 2012 increased 113% to 250 MBbls, compared to 117 MBbls produced in third quarter 2011. Production for third quarter 2012 was 34% oil, 31% NGLs and 35% natural gas, compared to 19% oil, 38% NGLs and 43% natural gas in third quarter 2011. As previously reported, production from north Project Pangea in the Wolfcamp oil shale resource play was impacted by downtime at a third-party natural gas processing facility during third quarter 2012. We estimate that the impact to third quarter 2012 production as a result of plant downtime totaled approximately 340 Boe/d. Also as previously disclosed, we are constructing two high-pressure gas lines from north Project Pangea to deliver our natural gas to a processing facility in Ozona, Texas, with better economics and more capacity than the current, third-party facility for our north Project Pangea natural gas. We expect the new gas lines to be operational by the second and third weeks of November 2012, respectively.

Third Quarter 2012 Financial Results

Net loss for third quarter 2012 was $2.4 million, or $0.07 per diluted share, on revenues of $33.0 million. This compares to net income for third quarter 2011 of $7.1 million, or $0.25 per diluted share, on revenues of $28.0 million. The $5.1 million increase in revenues in third quarter 2012 was attributable to an increase in production volumes ($11.5 million), which was offset by a decrease in oil, NGL and gas prices ($6.4 million). Net loss for third quarter 2012 included an unrealized loss on commodity derivatives of $4.2 million and a realized gain on commodity derivatives of $423,000. The decline in net income was driven by higher operating expenses and an unrealized loss on commodity derivatives, which were partially offset by higher revenues for third quarter 2012.

Excluding the unrealized loss on commodity derivatives and related income tax effect, adjusted net income (non-GAAP) for third quarter 2012 was $407,000, or $0.01 per diluted share, compared to $5.9 million, or $0.21 per diluted share, for third quarter 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net (loss) income.

EBITDAX (non-GAAP) for third quarter 2012 was $21.5 million, or $0.63 per diluted share, compared to $21.7 million, or $0.76 per diluted share, for third quarter 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net (loss) income.

Average realized prices for third quarter 2012, before the effect of commodity derivatives, were $86.38 per Bbl of oil, $30.50 per Bbl of NGLs and $2.73 per Mcf of natural gas, compared to $81.51 per Bbl of oil, $52.08 per Bbl of NGLs and $3.99 per Mcf of natural gas for third quarter 2011. Our average realized price, including the effect of commodity derivatives, was $44.78 per Boe for third quarter 2012, down 7% compared to $47.98 per Boe for third quarter 2011.

Lease operating expenses increased in third quarter 2012 compared to third quarter 2011 primarily due to higher compressor rental and repair, well repair and maintenance, pumpers and supervision as well as water hauling and insurance. Severance and production taxes increased due to our increase in oil, NGL and gas sales. General and administrative expenses increased primarily due to higher salaries, benefits and share-based compensation resulting from increased staffing. Depletion, depreciation and amortization expense increased primarily due to higher production and oil and gas property carrying costs, relative to estimated proved developed reserves. Higher oil and gas property carrying costs primarily reflect our development of our oil-focused, Wolfcamp shale play.

Operations Update

During third quarter 2012, the Company drilled 12 wells and completed 10 wells, including five of eight wells that were waiting on completion at June 30, 2012. At September 30, 2012, we had eight wells waiting on completion. We currently have two horizontal rigs and one vertical rig working. Results for recent horizontal Wolfcamp wells are provided below:

•	The University 45 C 806H well (8,032 feet lateral) targeted the Wolfcamp B bench, and was completed with 30 stages. The 806H flowed at an initial 24-hour rate of 922 Boe/d, made up of 93% oil.

•	The University 45 D 905H well (8,961 feet lateral) targeted the Wolfcamp A bench, and was completed with 34 stages. The 905H well flowed at an initial 24-hour rate of 689 Boe/d, made up of 90% oil.

•	The Cinco Terry J 1003H (7,834 feet lateral) targeted the Wolfcamp B bench, and was completed with 30 stages. The 1003H flowed at an initial 24-hour rate of 575 Boe/d, made up of 70% oil.

•	The Pangea West 6507H well (7,795 feet lateral) targeted the Wolfcamp B bench, and was completed with 29 stages. The 6507H flowed at an initial 24-hour rate of 450 Boe/d, made up of 91% oil.

We also recently completed the University 45 G 2217H (8,053 feet lateral) and University 45 G 2216H (8,049 feet lateral). Each well targeted the Wolfcamp B bench and was completed with 30 stages. The 2217H is flowing 627 Boe/d, made up of 84% oil, with approximately 8% fluid recovery and production climbing daily. The 2216H is in the very early stages of flowing back fracture stimulation fluids, and we expect to see peak oil production within the next two weeks.

Liquidity and Commodity Derivatives Update

At September 30, 2012, we had a $300.0 million revolving credit agreement with a $270.0 million borrowing base and $47.6 million outstanding. At September 30, 2012, our liquidity and long-term debt-to-capital ratio were $222.9 million and 7.1%, respectively. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity” and “long-term debt-to-capital ratio.”

On September 19, 2012, we completed a public offering of 5,000,000 shares of our common stock at $30.50 per share. Subsequent to September 30, 2012, the underwriters exercised their option to purchase an additional 325,000 shares of our common stock. After deducting underwriting discounts and transaction costs of approximately $8 million, we received net proceeds of approximately $154.4 million, of which $145.0 million was received prior to September 30, 2012. We intend to use the proceeds to fund our capital expenditures for the Wolfcamp oil shale resource play and general working capital needs. Pending these uses, we used the proceeds of the 2012 equity offering to repay outstanding borrowings under our revolving credit facility.

Effective October 11, 2012, the lenders in our credit facility increased the borrowing base under the credit agreement to $280.0 million from $270.0 million.

We enter into commodity derivatives positions to reduce the risk of commodity price fluctuations. Please refer to the “Unaudited Commodity Derivatives Information” table below for a detailed summary of the Company’s current derivatives positions.

Capital Expenditures and Guidance Update

Capital expenditures during third quarter 2012 totaled $77.1 million, and included $60.3 million for drilling and completions, $11.7 million for pipeline and infrastructure projects, $4.4 million for acreage acquisitions and $0.7 million for 3-D seismic data acquisition. We have increased our estimated 2012 capital budget to $295.0 million. The $35.0 million increase in capital expenditures is made up of $16.6 million for pipeline and infrastructure projects, $12.2 million for drilling and completions, $5.0 million for acreage acquisitions and $1.2 million for 3-D seismic data acquisition. The table below sets forth the Company’s current production and operating costs and expenses guidance for 2012. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

	Prior 2012 Guidance	Current 2012 Guidance
Production:
Total (MBoe)	2,900 – 3,100	2,800 – 3,000
Percent oil and NGLs	65%	65%

Operating costs and expenses (per Boe):
Lease operating	$5.50 – 6.50	$6.50 – 7.50
Severance and production taxes	$2.50 – 4.00	$2.50 – 4.00
Exploration	$4.00 – 5.00	$4.00 – 5.00
General and administrative	$7.00 – 8.00	$7.00 – 8.00
Depletion, depreciation and amortization	$15.00 –18.00	$18.00 – 22.00
Capital expenditures (in millions)	Approximately $260	Approximately $295

In September 2012, we announced that we plan to add a third horizontal rig to our drilling program in January 2013 to accelerate the development of our Wolfcamp oil shale play. Our preliminary 2013 capital expenditure budget is $260.0 million and includes operating three horizontal rigs and one vertical rig to drill approximately 35 to 40 horizontal wells and 12 vertical wells, respectively. We also plan to recomplete 10 wells in the Wolfcamp and Clearfork zones in 2013. The preliminary 2013 capital budget excludes acquisitions. We expect to provide 2013 production and operating costs and expenses guidance in January 2013.

Our 2012 and 2013 capital budgets are subject to change depending upon a number of factors, including additional data on the Company’s Wolfcamp oil shale resource play, results of horizontal and vertical drilling and recompletions, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, NGLs and gas, the availability of sufficient capital resources for drilling prospects, the Company’s financial results and the availability of lease extensions and renewals on reasonable terms.

Third Quarter 2012 Conference Call

Approach will host a conference call on Tuesday, November 6, 2012, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss third quarter 2012 financial and operating results. The conference call can be accessed by dialing (800) 901-5217 (U.S. domestic) or (617) 786-2964 (International). Additionally, the conference call will be broadcast live over the internet and can be accessed through the Investor Relations section of the Company’s website, www.approachresources.com. The webcast will be archived for replay on the Company’s website until February 4, 2013. An accompanying slide presentation also is available on the Company’s website.

In addition, the Company will host a telephone replay of the call, which will be available for one week. U.S. callers may access the telephone replay by dialing (888) 286-8010 and international callers may dial (617) 801-6888. The passcode is 64514392.

Participation in Upcoming Conference

The Company will participate in Bank of America’s 2012 Global Energy Conference in Miami, Florida on Tuesday, November 13, 2012, at 8:15 AM ET. The slide presentation for the event will be available on the Investor Relations section of the Company’s website, www.approachresources.com. Additionally, the live presentation will be webcast and accessible through the Company’s website.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 148,000 net acres. The Company’s estimated proved reserves as of June 30, 2012, total 83.7 million barrels of oil equivalent, made up of 64% oil and NGLs and 36% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s 2012 and 2013 capital budgets, development program and 2012 production and operating expenses guidance. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues (in thousands):
Oil	$21,575	$9,568	$58,689	$27,792
NGLs	7,143	12,128	23,797	29,416
Gas	4,320	6,262	11,097	20,056

Total oil, NGL and gas sales	33,038	27,958	93,583	77,264
Realized gain on commodity derivatives	423	1,392	300	1,654

Total oil, NGL and gas sales including derivative impact	$33,461	$29,350	$93,883	$78,918

Production:
Oil (MBbls)	250	117	670	310
NGLs (MBbls)	234	233	672	574
Gas (MMcf)	1,580	1,569	4,567	4,829

Total (MBoe)	747	612	2,103	1,689
Total (MBoe/d)	8.1	6.7	7.7	6.2

Average prices:
Oil (per Bbl)	$86.38	$81.51	$87.57	$89.63
NGLs (per Bbl)	30.50	52.08	35.41	51.26
Gas (per Mcf)	2.73	3.99	2.43	4.15

Total (per Boe)	$44.21	$45.70	$44.49	$45.75
Realized gain on commodity derivatives (per Boe)	0.57	2.28	0.14	0.98

Total including derivative impact (per Boe)	$44.78	$47.98	$44.63	$46.73

Costs and expenses (per Boe):
Lease operating (1)	$8.24	$5.82	$7.33	$5.81
Severance and production taxes	2.21	2.32	2.22	2.50
Exploration	1.57	3.22	1.15	4.07
General and administrative	7.54	6.18	7.82	7.03
Depletion, depreciation and amortization	22.39	13.65	20.14	13.26

(1)	Lease operating expense per Boe includes ad valorem taxes.

APPROACH RESOURCES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES:
Oil, NGL and gas sales	$33,038	$27,958	$93,583	$77,264

EXPENSES:
Lease operating	6,155	3,564	15,426	9,820
Severance and production taxes	1,654	1,419	4,667	4,223
Exploration	1,170	1,969	2,419	6,877
General and administrative	5,633	3,785	16,448	11,878
Depletion, depreciation and amortization	16,728	8,355	42,354	22,394

Total expenses	31,340	19,092	81,314	55,192

OPERATING INCOME	1,698	8,866	12,269	22,072

OTHER:
Interest expense, net	(1,544)	(1,016)	(3,811)	(2,391)
Realized gain on commodity derivatives	423	1,392	300	1,654
Unrealized (loss) gain on commodity derivatives	(4,185)	1,739	2,582	3,821
Gain on sale of oil and gas properties	—	—	—	491

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(3,608)	10,981	11,340	25,647
INCOME TAX (BENEFIT) PROVISION	(1,253)	3,908	4,119	9,121

NET (LOSS) INCOME	$(2,355)	$7,073	$7,221	$16,526

(LOSS) EARNINGS PER SHARE:
Basic	$(0.07)	$0.25	$0.21	$0.58

Diluted	$(0.07)	$0.25	$0.21	$0.58

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	34,190,192	28,440,909	33,656,726	28,398,152
Diluted	34,190,192	28,652,211	33,736,119	28,628,074

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	September 30,	December 31,
(in thousands)	2012	2011
Cash and cash equivalents	$841	$301
Other current assets	13,874	11,085
Property and equipment, net, successful efforts method	776,444	595,284
Other assets	2,255	1,224

Total assets	$793,414	$607,894

Current liabilities	$64,006	$43,625
Long-term debt	47,600	43,800
Other long-term liabilities	57,467	53,020
Stockholders’ equity	624,341	467,449

Total liabilities and stockholders’ equity	$793,414	$607,894

Unaudited Consolidated Cash Flow Data	Nine Months Ended September 30,
(in thousands)	2012	2011
Net cash provided (used) by:
Operating activities	$76,464	$74,214
Investing activities	$(225,435)	$(218,546)
Financing activities	$149,511	$121,630
Effect of foreign currency translation	$—	$(27)

UNAUDITED COMMODITY DERIVATIVES INFORMATION

Commodity and Time Period	Contract Type	Volume Transacted	Contract Price
Crude Oil
2012	Collar	700 Bbls/d	$85.00/Bbl – $97.50/Bbl
2012	Collar	500 Bbls/d	$90.00/Bbl – $106.10/Bbl
September 2012 – December 2012	Collar	350 Bbls/d	$90.00/Bbl – $102.30/Bbl
2013	Collar	650 Bbls/d	$90.00/Bbl – $105.80/Bbl
2013	Collar	450 Bbls/d	$90.00/Bbl – $101.45/Bbl
2014	Collar	550 Bbls/d	$90.00/Bbl – $105.50/Bbl

Natural Gas Liquids
Natural Gasoline
February 2012 – December 2012	Swap	225 Bbls/d	$95.55/Bbl
Normal Butane
March 2012 – December 2012	Swap	225 Bbls/d	$73.92/Bbl

Natural Gas
2012	Call	230,000 MMBtu/month	$6.00/MMBtu
July 2012 – December 2012	Swap	360,000 MMBtu/month	$2.70/MMBtu
2013	Swap	200,000 MMBtu/month	$3.54/MMBtu
2013	Swap	190,000 MMBtu/month	$3.80/MMBtu

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which excludes (1) unrealized loss (gain) on commodity derivatives, (2) gain on sale of oil and gas properties, and (3) related income tax effect. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The following table provides a reconciliation of adjusted net income to net (loss) income for the three and nine months ended September 30, 2012 and 2011 (in thousands, except per-share amounts).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net (loss) income	$(2,355)	$7,073	$7,221	$16,526
Adjustments for certain items:
Unrealized loss (gain) on commodity derivatives	4,185	(1,739)	(2,582)	(3,821)
Gain on sale of oil and gas properties	—	—	—	(491)
Related income tax effect	(1,423)	591	878	1,466

Adjusted net income	$407	$5,925	$5,517	$13,680

Adjusted net income per diluted share	$0.01	$0.21	$0.16	$0.48

EBITDAX

We define EBITDAX as net (loss) income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss (gain) on commodity derivatives, (5) gain on sale of oil and gas properties, (6) interest expense, and (7) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The following table provides a reconciliation of EBITDAX to net (loss) income for the three and nine months ended September 30, 2012 and 2011, respectively (in thousands, except per-share amounts).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net (loss) income	$(2,355)	$7,073	$7,221	$16,526
Exploration	1,170	1,969	2,419	6,877
Depletion, depreciation and amortization	16,728	8,355	42,354	22,394
Share-based compensation	1,450	1,089	4,993	3,637
Unrealized loss (gain) on commodity derivatives	4,185	(1,739)	(2,582)	(3,821)
Gain on sale of oil and gas properties	—	—	—	(491)
Interest expense, net	1,544	1,016	3,811	2,391
Income tax (benefit) provision	(1,253)	3,908	4,119	9,121

EBITDAX	$21,469	$21,671	$62,335	$56,634

EBITDAX per diluted share	$0.63	$0.76	$1.85	$1.98

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our liquidity at September 30, 2012, and our liquidity at September 30, 2012, reflecting the October 2012 borrowing base increase to $280.0 million from $270.0 million.

Unaudited Liquidity Data	Liquidity at September 30, 2012	Liquidity with Borrowing Base Increase at September 30, 2012
(in thousands)
Borrowing base	$270,000	$280,000
Cash and cash equivalents	841	841
Outstanding letters of credit	(350)	(350)
Long-term debt	(47,600)	(47,600)

Liquidity	$222,891	$232,891

Long-Term Debt-to-Capital

Long-term debt-to-capital ratio is calculated as of September 30, 2012, and by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our long-term debt-to-capital ratio at September 30, 2012, and December 31, 2011 (in thousands).

	September 30, 2012	December 31, 2011
Long-term debt	$47,600	$43,800
Total stockholders’ equity	624,341	467,449

	$671,941	$511,249
Long-term debt-to-capital	7.1%	8.6%